Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Product sales increased 14% over third quarter 2007 to $201 million

San Diego, CA – October 21, 2008 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended September 30, 2008.  The Company reported total revenue of $218.4 million for the third quarter, including net product sales of $201.4 million, a 14% increase over the same period in 2007.  Net loss for the quarter ended September 30, 2008 was $77.7 million, or $0.57 per share.  Net loss per share, excluding an impairment loss on investments of $14.9 million, or $0.11 per share, was $0.46 per share.

“This quarter we reported strong product sales in the face of an increasingly challenging environment.  Additionally we completed an exenatide once weekly product supply agreement with Lilly that strengthens our balance sheet and provides financial flexibility for the future,” said Daniel M. Bradbury, president and chief executive officer of Amylin Pharmaceuticals. “We continue to manage the company towards sustainable, profitable growth by driving BYETTA and SYMLIN revenue, managing our expenses, and bringing exenatide once weekly to market.”

Quarter ended September 30, 2008

Net product sales of $201.4 million for the third quarter include $179.9 million for BYETTA® (exenatide) injection and $21.5 million for SYMLIN® (pramlintide acetate) injection.  This represents a 14% increase over net product sales of $177.4 million for the same period in 2007.

Revenues under collaborative agreements were $17.0 million for the quarter ended September 30, 2008, compared to $12.6 million for the same period in 2007.  The increase reflects higher cost-sharing payments from Lilly for development expenses for BYETTA and exenatide once weekly.

Selling, general and administrative expenses increased to $99.7 million for the quarter ended September 30, 2008, compared to $87.7 million for the same period in 2007.  The increase reflects costs associated with the Company’s expanded field force, investments in market development activities for exenatide once weekly and continued investment in promotional activities for BYETTA and SYMLIN.

Research and development expenses increased to $73.5 million for the quarter ended September 30, 2008, compared to $61.5 million for the same period in 2007.  The increase primarily reflects increased development expenses for exenatide once weekly and increased expenses for the Company’s obesity development programs.  Non-GAAP, research and development expenses net of cost sharing payments increased to $57.5 million for the quarter ended September 30, 2008 compared to $49.9 million for the same period in 2007.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $80.6 million for the quarter ended September 30, 2008, compared to $75.0 million for the same period in 2007.

Loss on impairment of investments was $14.9 million for the quarter ended September 30, 2008.  This primarily represents recognized impairment losses on the Company’s equity investments in privately held entities of $9.0 million and an impairment loss of $5.9 million associated with a corporate debt security in the Company’s investment portfolio.  The net book value of the Company’s remaining equity investments in privately held entities was less than $5.0 million at September 30, 2008.  There was no comparable expense for the quarter ended September 30, 2007.

Net loss for the quarter ended September 30, 2007 was $77.7 million, or $0.57 per share, compared to $39.8 million, or $0.30 per share, for the same period in 2007.

Third quarter highlights

Highlights of Amylin’s third quarter and recent activities include:

BYETTA

•                  Initiated co-promotion of BYETTA with third party Lilly primary care sales force, increasing the sales force promoting BYETTA by 40%.

Exenatide Once Weekly

•                  Executed an exenatide once weekly supply agreement with Lilly, under which Lilly will make an initial payment of $125 million to Amylin in the fourth quarter of 2008.  In addition, Lilly extended a $165 million line of credit to Amylin .  These agreements underscore Amylin’s and Lilly’s commitment to the successful commercialization of exenatide once weekly, strengthen Amylin’s balance sheet and provide additional financial flexibility.

•                  Announced publication of DURATION-1 results in The Lancet.  The study showed that continuous steady state levels of exenatide, on board 24 hours a day, seven days a week, provided durable glycemic control and sustained weight loss.

•                  Completed enrollment of DURATION-2, which compares exenatide once weekly against a thiazolidinedione and a DDP-4 inhibitor on a background of metformin therapy.

Obesity Program

•                  Completed enrollment of a phase 2B study to evaluate different dosing combinations of pramlintide and metreleptin.  The objective of this dose-ranging study is to support dose selection for phase 3, and to guide the development of a delivery system for this combination regimen.

Nine months ended September 30, 2008

Total revenues for the nine months ended September 30, 2008 were $637.6 million.  This includes net product sales of $580.4 million, including $515.9 million for BYETTA and $64.5 million for SYMLIN.  This compares to net product sales of $506.7 million, consisting of $459.7 million for BYETTA and $47.0 million for SYMLIN for the same period in 2007.

Revenues under collaborative agreements were $57.2 million for the nine months ended September 30, 2008, compared to $52.2 million for the same period in 2007.  The increase reflects higher cost-sharing payments from Lilly for development expenses for BYETTA and exenatide once weekly.  Collaborative revenues for the nine months ended September 30, 2007 included $15.0 million in milestones earned upon Lilly’s launch of BYETTA in the European Union.

Selling, general and administrative expenses increased to $309.0 million for the nine months ended September 30, 2008, from $268.6 million for the same period in 2007.  The increase reflects costs associated with the Company’s expanded field force, increased promotional activities for BYETTA and SYMLIN, investments in market development activities for exenatide once weekly and increases in business infrastructure.

Research and development expenses increased to $226.1 million for the nine months ended September 30, 2008, from $192.7 million for the same period in 2007.  The increase primarily reflects increased development expenses for exenatide once weekly and continued investment in the Company’s obesity programs.  Non-GAAP, research and development expenses net of cost sharing payments increased to $172.1 million for the quarter ended September 30, 2008 compared to $158.7 million for the same period in 2007.

Collaborative profit sharing was $229.4 million for the nine months ended September 30, 2008, compared to $212.3 million for the same period in 2007.

Net loss was $211.3 million, or $1.54 per share for the nine months ended September 30, 2008, compared to $134.2 million, or $1.02 per share, for the same period in 2007.

Conference Call

Amylin will Webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m. PT.  The call will be Webcast live through Amylin’s corporate Web site, www.amylin.com, and a recording will be made available following the close of the call.

Daniel M. Bradbury, Amylin’s president and chief executive officer, will lead the call.  During the call, the Company plans to provide further details underlying its third quarter financial results, and information regarding assumptions for the remainder of 2008 operations.  For those without access to the Internet, the live call may be accessed by phone by calling (888) 536-6007 (U.S./Canada) or (706) 758-4632 (international), Conference ID# 68128288.  A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (800) 642-1687 (U.S./Canada) or (706) 645-9291 (international), Conference ID# 6812822.

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP, research and development expenses net of cost-sharing payments, which is a non-GAAP financial measure.  The Company believes that investors’ understanding of Amylin’s net investment in research and development activities is enhanced by this disclosure.  In addition, the Company refers to this non-GAAP financial information with its analysis of the Company’s financial performance.  This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  A reconciliation of reported GAAP research and development expenses to non-GAAP research and development expenses, net of cost-sharing payments, is provided in the table that follows (in thousands, unaudited):

	Quarter ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

GAAP research and development expenses	$73,466	$61,457	$226,073	$192,712
Cost-sharing payments	(15,927)	(11,566)	(53,983)	(34,013)

Non-GAAP research and development expenses, net of cost sharing payments	$57,539	$49,891	$172,090	$158,699

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection.  Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity.  Amylin is headquartered in San Diego, California with over 2,000 employees nationwide.  Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by competition, unexpected new data, technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned or may not replicate previous results; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates or sNDAs for label expansion requests, such as exenatide once weekly NDA or the BYETTA monotherapy sNDA, may not be submitted timely or receive FDA approval; risks that we may not be able to complete our manufacturing facility on a timely basis; and other risks inherent in the drug development and commercialization process.  Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN.  These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q.  Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended		Nine months ended September
	September 30,		30,
	2008	2007	2008	2007
Revenues:
Net product sales	$201,364	$177,391	$580,420	$506,731
Revenues under collaborative agreements	16,998	12,637	57,198	52,228
Total revenues	218,362	190,028	637,618	558,959

Costs and expenses:
Cost of goods sold	23,395	13,750	70,101	43,322
Selling, general and administrative	99,676	87,718	309,007	268,626
Research and development	73,466	61,457	226,073	192,712
Collaborative profit sharing	80,567	75,026	229,418	212,328
Total costs and expenses	277,104	237,951	834,599	716,988

Operating loss	(58,742)	(47,923)	(196,981)	(158,029)

Interest (expense)income, net	(4,036)	8,165	590	23,834
Loss on impairment of equity method and available for sale investments	(14,943)	—	(14,943)	—

Net loss	$(77,721)	$(39,758)	$(211,334)	$(134,195)

Net loss per share - basic and diluted	$(0.57)	$(0.30)	$(1.54)	$(1.02)

Shares used in computing net loss per share - basic and diluted	137,389	132,805	136,799	131,884

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2008	2007
Assets
Cash, cash equivalents and short-term investments	$805,451	$1,130,415
Accounts receivable, net	64,130	73,579
Inventories, net	98,508	100,214
Other current assets	28,422	32,100
Property, plant and equipment, net	600,204	390,301
Other assets	35,883	47,602
Total assets	$1,632,598	$1,774,211

Liabilities and stockholders’ equity
Current liabilities	$278,909	$287,284
Other liabilities, net of current portion	32,661	34,109
Long-term debt, net of current portion	876,563	900,000
Stockholders’ equity	444,465	552,818
Total liabilities and stockholders’ equity	$1,632,598	$1,774,211

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CONTACTS:

Financial:

Michael York

Senior Director, Investor Relations

Amylin Pharmaceuticals, Inc.

(858) 458-8602

michael.york@amylin.com

Media:

Alice Izzo

Executive Director, Corporate Affairs

Amylin Pharmaceuticals, Inc.

(858) 642-7272

alice.izzo@amylin.com